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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT

                       Pursuant to Section 13 of 15(d) of the
                           Securities Exchange Act of 1934


Date of Report: OCTOBER 5, 1999                     Commission File No. 1-10660
(Date of earliest event reported)


                          BERKSHIRE REALTY COMPANY, INC.
             (Exact name of registrant as specified in its Charter)


         DELAWARE                                        04-3086485
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

One Beacon Street, Suite 1550
BOSTON, MASSACHUSETTS                                       02108
(Address of principal executive offices)                  (Zip Code)


                                 (888) 867-0100
             (Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

     On October 5, 1999, Berkshire Realty Company, Inc. (the "Company") held a Special Meeting of Stockholders (the "Special Meeting") to consider and vote upon a proposal (the "Merger Proposal") to (i) approve the merger of BRI Acquisition, LLC (the "Acquiror") with and into the Company or, at the election of Berkshire Realty Holdings, L.P., the parent of the Acquiror (the "Parent"), the merger of the Company with and into the Parent; and (ii) adopt an Agreement and Plan of Merger, dated as of April 13, 1999, by and among the Parent, the Acquiror and the Company, as amended. At the Special Meeting, the Company's stockholders approved and adopted the Merger Proposal.

     The Company's Board of Directors, based upon the unanimous recommendation of a special committee consisting of four Directors who are not employees of, or otherwise affiliated with, the Company, the Acquiror or the Parent, had previously approved the Merger Proposal and recommended that the Company's stockholders vote for approval and adoption of the Merger Proposal. At the Special Meeting, 28,863,058 votes (including shares of the Company's voting stock present in person and represented by proxy) were cast in favor of the proposal, 1,265,688 votes were cast against the proposal and 562,939 votes abstained.

     As previously announced by the Company, the Parent and the Acquiror were formed by the Company's Chairman of the Board and affiliates of Blackstone Real Estate Advisors and Whitehall Street Real Estate Limited Partnership XI, an affiliate of Goldman, Sachs & Co.


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                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 5, 1999             BERKSHIRE REALTY COMPANY, INC.


                                   /s/ Marianne Pritchard
                                   ----------------------------------
                                   Marianne Pritchard
                                   Executive Vice President and Chief Financial
                                   Officer of Berkshire Realty Company, Inc.